Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Service Providers” “Experts” and “Representations and Warranties” and to the incorporation by reference of our reports dated January 19, 2012 for the Northern Institutional Funds (Bond Portfolio, Intermediate Bond Portfolio, U.S. Government Securities Portfolio, Large Cap Equity Portfolio, Large Cap Growth Portfolio, International Equity Portfolio, Equity Index Portfolio, International Equity Index Portfolio, and Small Company Index Portfolio) in the Registration Statement (Form N-14) and related Combined Prospectus/Information Statement of the Northern Funds and Northern Institutional Funds filed with the Securities and Exchange Commission in this initial filing of the Registration Statement under the Securities Act of 1933.

/s/ Ernst & Young LLP

Chicago, Illinois

August 20, 2012